Exhibit 10.1

Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. Information that has been omitted has been noted in this exhibit with brackets ([***]).

Executive Employment Agreement

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of February 6, 2026 (the “Effective Date”), by and between SINTX Technologies, Inc. (together with its successors and assigns, the “Company”), and Ryan Elmore (“Executive”).

RECITALS

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, as the Company’s President reporting to the Company’s Chief Executive Officer.

WHEREAS, Company and Executive now desire to enter into this Agreement.

Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. Information that has been omitted has been noted in this exhibit with brackets ([***]).

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and conditions herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1.	Employment, Term and Start Date.

(a)	Term and Start Date. The Company hereby agrees to employ Executive, and Executive hereby accepts employment by the Company, on the terms and conditions hereinafter set forth. Executive’s term of employment by the Company under this Agreement (the “Term”) shall commence on March 16, 2026 (the “Start Date”) and end on the third anniversary thereof, subject to automatic renewal of the Term for additional one-year periods unless either the Company or Executive gives the other party written notice of intent not to renew the Term not less than ninety days before the date on which the Term otherwise would automatically renew. Notwithstanding the foregoing, the Term may be terminated earlier in accordance with Section 5.

(b)	No Services Prior to Start Date. Notwithstanding the Effective Date of this Agreement, Executive shall not be deemed an employee of the Company and shall not be required or permitted to perform services for the Company prior to the Start Date. Except as expressly provided herein, no compensation, benefits, equity vesting, service credit, or other employment-related rights shall accrue or be payable prior to the Start Date.

(c)	Background Check and Drug Test. Executive’s employment with the Company and the commencement of the Term are expressly conditioned upon Executive’s successful completion, to the Company’s reasonable satisfaction, of any required background check and drug screening in accordance with the Company’s policies applicable to senior executives, and Executive’s authorization of the same. If Executive fails to successfully complete any such background check or drug screening, or fails to timely cooperate with the Company’s requests in connection therewith, the Company may rescind this Agreement and/or terminate this Agreement prior to the Start Date, and Executive shall not be entitled to any compensation, severance, or benefits under this Agreement other than rights that expressly survive termination.

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2.	Position, Duties and Responsibilities, Location, and Commuting.

(a)	Position and Duties. During the Term, the Company shall employ Executive to serve as its President. Executive shall report directly to the Company’s Chief Executive Officer. Executive’s duties shall include those duties set forth on Appendix A, attached hereto, and such other duties as may be assigned to Executive from time to time.

(b)	Exclusive Services and Efforts. Executive agrees to devote his efforts, energies, and skill to the discharge of the duties and responsibilities attributable to his position and, except as set forth herein, agrees to devote substantially all of his professional time and attention to the business and affairs of the Company. Notwithstanding the foregoing, Executive shall be entitled to engage in (a) service on the board of directors of for-profit and not-for-profit companies, organizations, businesses or trade organizations at any time during the Term (provided that Executive shall not serve on the board of any entity that materially competes with the Company), (b) other charitable activities and community affairs, and (c) management of his personal and family investments and affairs, in each case to the extent such activities do not, either individually or in the aggregate, materially interfere with the performance of his duties and responsibilities to the Company.

(c)	Compliance with Company Policies. To the extent not inconsistent with the terms and conditions of this Agreement and with due regard for his position, Executive shall be subject to the Bylaws, policies, practices, procedures, and rules of the Company, including those policies and procedures set forth in the Company’s Code of Conduct and Ethics and Employee Handbook, but in no event shall anything in such documents be construed to expand the definition of Cause hereunder.

(d)	Location of Employment. The Executive’s principal office and principal place of employment (“Home Base”), shall be in the Company’s corporate office in Philadelphia, Pennsylvania; provided that Executive will be required under business circumstances to travel outside of such location in connection with performing his or her duties under this Agreement.

(e)	Employee Confidentiality, Intellectual Property and Non-Solicitation Agreement. As a condition of employment, the Executive shall be required to sign the Company’s standard Employee Confidentiality, Intellectual Property and Non-Solicitation Agreement. This agreement shall include, among other provisions, an obligation not to solicit the Company’s customers or employees for a period of eighteen (18) months following the Executive’s departure from the Company. The agreement will also contain a non-compete provision specifically tailored to the medical device and biomaterials sectors, subject to applicable Utah and international employment law limitations. Exceptions to these restrictions may be negotiated in advance, depending on operational needs and as approved by the Company.

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3.	Compensation.

(a)	Base Salary. During the first year of the Term, the Company shall pay to Executive an annual salary of $375,000.00 (“Base Salary”). Base Salary shall commence accruing as of the Start Date. Thereafter, the Compensation Committee of the Board (the “Committee”) shall consider increases in Base Salary for subsequent years in connection with performance and a review of compensation provided at peer companies, which companies shall be subject to review on a continuing basis (the “Peer Group”), taking into account Company and individual performance objectives. Executive’s Base Salary shall not be decreased (including after any increases pursuant to this Section 3(a)) without Executive’s written consent.

(b)	Annual Cash Bonus. During the Term, Executive shall have an annual target cash bonus opportunity of 35% of one year’s Base Salary. The Committee shall award Executive’s annual cash bonus based on an evaluation of performance and Peer Group compensation practices, taking into account Company and individual performance objectives. In its sole discretion, the Committee may award an annual cash bonus in excess of the annual cash bonus opportunity. Notwithstanding the foregoing, the Committee may grant a special bonus at any time. Annual cash bonuses shall be deemed “earned” if Executive is employed on the last day of the year to which the bonus relates and shall be paid no later than March 15th of the year immediately following the year to which the annual bonus relates. Executive’s bonus for his first year of employment is guaranteed and shall be paid on or prior to March 15, 2027.

(c)	Annual Long-Term Incentive Award. During the Term, Executive will be eligible for an annual target long-term incentive award opportunity as determined by the Committee based on an evaluation of performance and Peer Group compensation practices, taking into account Company and individual performance objectives. Notwithstanding the foregoing, the Committee may grant a special long-term incentive award at any time. Awards granted under the Equity Incentive Plan shall be subject to the terms and conditions of such plan and the award agreement.

(d)	RSU Award. Effective as of the Start Date, Executive shall be granted an award of restricted stock units (“RSUs”) with a total grant date value of $300,000.00. The exact number of RSUs to be granted shall be calculated by dividing $300,000.00 by the closing price of the Company’s common stock as reported on the Nasdaq Capital Market on the Start Date (the “Grant Date”). Any resulting fractional RSU shall be rounded up to the nearest whole unit. The RSUs shall vest as follows: 20% of the total RSU award shall vest immediately on the Grant Date, and the remaining 80% shall vest in equal 20% installments every six months thereafter, such that the RSUs will be fully vested after 24 months from the Grant Date, subject to Executive’s continued employment with the Company on each applicable vesting date.

(e)	Additional RSU Grants for International Achievements. In addition to the initial RSU award described above, Executive shall be eligible to receive additional grants of restricted stock units (“RSUs”) upon the occurrence of the following international business milestones, including: (a) Achievement of defined international sales milestones, as determined and approved by the Board of Directors; (b) Signing of major international distribution agreements, as identified and approved by the Board of Directors; (c) Establishment of profitable international operations, as evidenced by audited financial statements and approved by the Board of Directors. Each additional RSU grant shall be subject to terms and conditions, including grant value and vesting schedule, as determined by the Board of Directors at the time of the award.

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(f)	Sign-on Cash Bonus. Upon commencement of employment on the Start Date, the Executive shall receive a sign-on cash bonus in the amount of $100,000, payable on the Executive’s Start Date, subject to applicable federal and state tax withholding. If the Executive voluntarily terminates employment with the Company within twelve (12) months following the Start Date, the Executive agrees to repay the full amount of the sign-on bonus to the Company within thirty (30) days of such termination.

4.	Employee Benefits and Perquisites.

(a)	Benefits. Executive shall be entitled to participate in such health, group insurance, welfare, pension, and other employee benefit plans, programs, and arrangements as are made generally available from time to time to senior executives of the Company (which shall include customary health, life insurance, and disability plans), such participation in each case to be on terms and conditions no less favorable to Executive than to other senior executives of the Company generally. Executive’s participation in Company benefit plans shall commence as of the Start Date, subject to plan terms.

(b)	Fringe Benefits, Perquisites, and Paid Time Off. During the Term, Executive shall be entitled to participate in all fringe benefits and perquisites made available to other senior executives of the Company, such participation to be at levels, and on terms and conditions, that are commensurate with his position and responsibilities at the Company and that are no less favorable than those applicable to other senior executives of the Company. Executive shall be eligible for paid time off (“PTO”) in accordance with the Company’s vacation and PTO policy.

(c)	Reimbursement of Expenses. The Company shall reimburse Executive for all reasonable business and travel expenses incurred in the performance of his job duties and the promotion of the Company’s business, promptly upon presentation of appropriate supporting documentation and otherwise in accordance with the expense reimbursement policy of the Company.

5.	Termination; Change in Control.

(a)	General. The Company may terminate Executive’s employment for Cause. Executive may terminate his employment at any time for any reason other than Good Reason. The Company may terminate Executive’s employment without Cause, or Executive may terminate Executive’s employment with Good Reason, in each case, upon providing the other party at least thirty days’ written notice thereof. Upon termination of Executive’s employment, Executive shall be entitled to the compensation and benefits described in this Section 5 to the extent applicable and shall have no further rights to any compensation or benefits from the Company. For purposes of this Agreement, the following terms have the following meanings:

(i)	“Accrued Benefits” shall mean: (i) accrued but unpaid Base Salary through the Termination Date, payable within thirty days following the Termination Date; (ii) any annual cash bonus earned but unpaid with respect to the year preceding the year in which the Termination Date occurs, payable in accordance with Section 3(b) above; (iii) any long-term incentive award earned but unpaid with respect to performance periods that ended in the year preceding the year in which Termination Date occurs, payable in accordance with Section 3(c) above; (iv) reimbursement for any unreimbursed business expenses incurred through the Termination Date and any expenses incurred through the Termination Date under Section 4(c) above, payable within thirty days following the Termination Date; (v) accrued but unused PTO days in accordance with Company policy; and (vi) all other payments, benefits, or fringe benefits to which Executive shall be entitled as of the Termination Date under the terms of this Agreement or any other applicable compensation arrangement or benefit, equity, or fringe benefit plan or program or grant.

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(ii)	“Cause” shall mean: (i) the Executive’s commission of a felony (other than through vicarious liability or through a motor vehicle offense); (ii) intentional misconduct that causes material harm to the Company, provided that such misconduct is not rectifiable or remains uncorrected after written notice and a 30-day cure period; (iii) the commission by the Executive of an act of fraud, embezzlement or misappropriation of funds; (iv) a material breach by the Executive of any material provision of this Agreement or any other agreement to which the Executive and the Company are party, which breach is not cured within thirty (30) days after delivery to the Executive by the Company of written notice of such breach; or (v) the Executive’s refusal to carry out a lawful written directive from the CEO and/or Board which is within Executive’s normal Company duties. Any determination of Cause will need to be made by the full Board voting on such determination.

(iii)	“Good Reason” shall mean any of the following that has not been approved in writing in advance by Executive: (i) a diminution of Executive’s titles, duties, responsibilities, or authorities as set forth in this Agreement; (ii) a reduction in Executive’s Base Salary, annual cash bonus opportunity, or annual long-term incentive award opportunity, or failure to pay earned compensation; (iii) relocation of the Company’s offices to a location more than thirty miles from the Executive’s Home Base; (iv) a material breach by the Company of this Agreement or any equity award agreement; or (v) a material change in the Executive’s compensation or authority, functions, duties or responsibilities, which would cause his position with the Company to become of less responsibility, importance or scope than his position on the date of this Agreement or as of any subsequent date prior to a Change in Control, provided, however, that such material change is not in connection with the termination of the Executive’s employment by the Company for any reason. A termination of employment by Executive during the one-year period following the occurrence of an event or circumstance constituting Good Reason shall be deemed a termination for Good Reason under this Agreement. In addition, any termination of employment by Executive during the one-year period following a Change in Control shall be deemed to be a termination for Good Reason under this Agreement.

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(iv)	“Change in Control” means (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose the Company or its Affiliates or any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions of which the Board does not approve; (ii) a merger or consolidation of the Company, whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation; (iii) the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or a change in the composition of the Board of Directors whereby individuals who were members of the Board immediately prior to the agreement cease to constitute a majority of the Board. For purposes of this Agreement, “Change in Control” shall be interpreted in a manner, and limited to the extent necessary, so that it will not cause adverse tax consequences for either party with respect to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the treasury regulations issued thereunder or any guidance issued by the IRS concerning the interpretation or applicability of Section 409A of the Code.

(v)	“Change-in-Control Severance Payments” shall mean (i) a pro-rated annual cash bonus for the year in which the Termination Date occurs (calculated based on the annual target cash bonus opportunity for the year of termination), payable when bonuses are paid to other executives of the Company in the year following the year of the Termination Date; (ii) a lump sum cash payment, payable on the Termination Date, equal to two times the sum of the following: (x) one year’s Base Salary at the annualized rate then in effect (or the rate that should be in effect but for any Base Salary diminution), and, (y) the greater of the annual target cash bonus opportunity for the year of termination or the highest actual annual cash bonus paid during the three preceding completed years (provided, however, that if Executive has not been employed for at least three years in which an annual cash bonus was paid, such calculation will assume that an annual cash bonus equal to the target annual cash bonus opportunity was paid in the missing years); (iii) Medical Payment Amounts, payable each month, commencing on the first day of the month following the Termination Date and continuing until the earlier of twenty four months following the Termination Date or the date on which Executive becomes employed by a third party and becomes eligible to participate in such third party’s group health plan; and (iv) to the extent permissible under applicable law and under any insurance policy insuring the Company’s health plan (if any), access to continued coverage under the Company’s health plan with the full cost payable by Executive for a period of up to twenty four months commencing on the first day of the month following the Termination Date. Executive shall be entitled to the Change-in-Control Severance Payment should Executive’s employment be terminated, other than for Cause, within one year of the occurrence of a Change-in-Control.

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(vi)	“Disability” shall mean that Executive has been unable, with or without reasonable accommodation and due to physical or mental incapacity, to substantially perform his duties and responsibilities hereunder for 120 consecutive days.

(vii)	“Medical Payment Amounts” shall mean an amount, payable on a monthly basis commencing on the first day of the month following the Termination Date, equal to (i) the monthly amount of the Consolidated Omnibus Budget Reconciliation Act continuation coverage premium for such month under the Company’s group medical plans for executives of the Company less the monthly amount of Executive’s portion of the premium for such month as if Executive was still an active employee, plus (ii) a tax gross-up payment so Executive shall have no after-tax consequences with respect to the monthly amount described in clause (i) or the related tax gross-up.

(viii)	“Severance Payments” shall mean (i) a lump sum cash payment, payable on the Termination Date, equal to two times the sum of the following: (x) one year’s Base Salary at the annualized rate then in effect (or the rate that should be in effect but for any Base Salary diminution), (y) the greater of (I) the annual target cash bonus opportunity for the year of termination or (II) the average annual cash bonus for the three preceding completed years (provided, however, that if Executive has not been employed for at least three years in which an annual cash bonus was paid, such calculation will assume that an annual cash bonus equal to the target annual cash bonus opportunity was paid in the missing years); (ii) Medical Payment Amounts payable each month and continuing until the earlier of twenty four months following the Termination Date or the date on which Executive becomes employed by a third party and becomes eligible to participate in such third party’s group health plan; and (iii) to the extent permissible under applicable law and under any insurance policy insuring the Company’s health plan (if any), access to continued coverage under the Company’s health plan with the full cost payable by Executive for a period of up to twenty-four months commencing on the first day of the month following the Termination Date.

(ix)	“Termination Date” shall mean the date on which Executive’s employment hereunder terminates in accordance with this Agreement (which, in the case of a notice of non-renewal of the Term in accordance with Section 1 hereof, shall mean the date on which the Term expires).

(b)	Termination Without Cause or Termination by Executive for Good Reason. In the event that Executive’s employment hereunder is terminated by the Company without Cause or by Executive for Good Reason, Executive shall be entitled to receive the Accrued Benefits and the Severance Payments, except as otherwise provided pursuant to Section 5(d).

(c)	Termination Without Cause or Termination by Executive for Good Reason Due to a Change in Control. In the event that Executive’s employment hereunder is terminated by the Company without Cause or by Executive for Good Reason within one year following or six months prior to a Change in Control, Executive shall receive the benefits described in Section 5(b), except that Executive shall receive the Change-in-Control Severance Payments in lieu of the Severance Payments.

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(d)	Termination Due to Death or Disability. In the event that Executive’s employment hereunder is terminated due to Executive’s death or Disability, Executive shall receive the Accrued Benefits.

(e)	Pre-Start Date Termination. If this Agreement is terminated by either party prior to the Start Date, Executive shall not be entitled to any severance payments, compensation, or benefits under this Agreement, other than rights that expressly survive termination, including confidentiality, restrictive covenants, and indemnification provisions.

(f)	Return of Company Property. Upon termination of Executive’s employment for any reason or under any circumstances, Executive shall promptly return any and all of the property of the Company and any Affiliates (including, without limitation, all computers, keys, credit cards, identification tags, documents, data, confidential information, work product, and other proprietary materials), and other materials. Executive may retain Executive’s rolodex and similar address books provided that such items only include contact information.

(g)	Post-Termination Reasonable Cooperation. Executive agrees and covenants that, following the Term, Executive shall, to the extent reasonably requested by the Company, cooperate in good faith with the Company to assist the Company in the pursuit or defense of (except if Executive is adverse with respect to) any claim, administrative charge, or cause of action by or against the Company as to which Executive, by virtue of his employment with the Company or any other position that Executive holds that is affiliated with or was held at the request of the Company or its Affiliates, has relevant knowledge or information, including by acting as the Company’s representative in any such proceeding and, without the necessity of a subpoena, providing truthful testimony in any jurisdiction or forum. The Company shall reimburse Executive for his reasonable out-of-pocket expenses incurred in compliance with this Section 5(g), including any reasonable travel expenses and reasonable attorneys’ fees incurred by Executive and, in the event that Executive is required to spend substantial time on such matters, the Company shall compensate Executive at an hourly rate to be agreed to. The Company shall use reasonable business efforts to provide Executive with reasonable advance written notice of its need for Executive’s reasonable cooperation and shall attempt to coordinate with Executive the time and place at which Executive’s reasonable cooperation shall be provided with the goal of minimizing the impact of such reasonable cooperation on any other material pre-scheduled business commitment that Executive may have. Executive’s cooperation described in this Section 5(g) shall be subject to the maintenance of the indemnification and D&O insurance policy provided under Sections 6(a) and (b) hereof.

(h)	Mutual Release. Payment of any Change-in-Control Severance Payments and Severance Payments shall be conditioned upon the execution, non-revocation, and delivery of a general mutual release of claims by Executive, in a form reasonably satisfactory to the Company. In the event that Executive fails to timely execute and deliver such a release, the Company shall have no obligation to pay Change-in-Control Severance Payments or Severance Payments under this Agreement.

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6.	Indemnification; D&O Insurance.

(a)	Indemnification. If Executive is made a party, is threatened to be made a party, or reasonably anticipates being made a party, to any Proceeding (as hereinafter defined) by reason of the fact that Executive is or was a director, officer, shareholder, employee, agent, trustee, consultant, or representative of the Company or any of its Affiliates or is or was serving at the request of the Company or any of its Affiliates, or in connection with his service hereunder as a director, officer, shareholder, employee, agent, trustee, consultant, or representative of another Person, or if any Claim (as hereinafter defined) is made, is threatened to be made, or is reasonably anticipated to be made, that arises out of or relates to Executive’s service in any of the foregoing capacities, then Executive shall promptly be indemnified and held harmless to the fullest extent permitted or authorized by any Company arrangement, or if greater, by applicable law, against any and all costs, expenses, liabilities, and losses (including, without limitation, advancement and payment of attorney’s and other professional fees and charges, judgments, interest, expenses of investigation, penalties, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement, with such legal fees advanced to the maximum extent permitted by law) incurred or suffered by Executive in connection therewith or in connection with seeking to enforce his rights under this Section 6(a), and such indemnification shall continue even if Executive has ceased to be a director, officer, shareholder, employee, agent, trustee, consultant, or representative of the Company or other Person and shall inure to the benefit of his heirs, executors, and administrators. This benefit shall be in addition to the provisions of any Indemnity Agreement entered into between Executive and Company.

(b)	D&O Insurance. A directors’ and officers’ liability insurance policy (or policies) shall be kept in place, during the Term and thereafter until the sixth anniversary of the Termination Date, providing coverage to Executive that is no less favorable to Executive in any respect than the coverage then being provided to any other current or former director or officer of the Company.

(c)	Definitions. For purposes of this Agreement, the following terms shall have the following meanings: “Affiliate” of a Person shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; “Claim” shall mean any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information; “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, estate, board, committee, agency, body, employee benefit plan, or other person or entity; and “Proceeding” shall mean any threatened or actual action, suit, or proceeding, whether civil, criminal, administrative, investigative, appellate, formal, informal, or other.

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7.	Other Tax Matters.

(a)	Withholding. The Company shall withhold all applicable federal, state, and local taxes, social security, and workers’ compensation contributions and other amounts as may be required by law with respect to compensation payable to Executive pursuant to this Agreement.

(b)	Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein shall either be exempt from, or in the alternative, comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the published guidance thereunder (“Section 409A”). A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Section 409A unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “Termination Date” or like terms shall mean “separation from service.” Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Section 409A on the date of Executive’s “separation from service,” any payments or arrangements due upon a termination of Executive’s employment under any arrangement that constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided on the earlier of (a) the date which is six months after Executive’s “separation from service” for any reason other than death, or (b) the date of Executive’s death. All tax gross-up payments provided under this Agreement or any other agreement with Executive shall be made or provided by the end of Executive’s taxable year next following Executive’s taxable year in which Executive remits the related taxes, in accordance with the requirements of Section 409A.

(c)	Separation from Service. After any Termination Date, Executive shall have no duties or responsibilities that are inconsistent with having a “separation from service” within the meaning of Section 409A as of the Termination Date and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of nonqualified deferred compensation may only be made upon a “separation from service” as determined under Section 409A and such date shall be the Termination Date for purposes of this Agreement. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and to the extent an amount is payable within a time period, the time during which such amount is paid shall be in the discretion of the Company.

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(d)	Reimbursements. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A. To the extent that any reimbursements are taxable to Executive, such reimbursements shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. Reimbursements shall not be subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year.

(e)	Parachute Payments. If any payment, benefit, or distribution of any type to or for the benefit of Executive, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Parachute Payments”) would (as determined by the Company) subject Executive to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Parachute Payments shall be reduced so that the maximum amount of the Parachute Payments (after reduction) shall be one dollar less than the amount which would cause the Parachute Payments to be subject to the Excise Tax. The Company shall reduce or eliminate the Parachute Payments by first reducing or eliminating any cash Parachute Payments that do not constitute deferred compensation within the meaning of Section 409A, then by reducing or eliminating any other Parachute Payments that do not constitute deferred compensation within the meaning of Section 409A, then by reducing or eliminating all other Parachute Payments that do constitute deferred compensation within the meaning of Section 409A, beginning with those payments last to be paid, subject to and in accordance with all applicable requirements of Section 409A.

8.	Notices. Except as otherwise specifically provided herein, any notice, consent, demand, or other communication to be given under or in connection with this Agreement shall be in writing and shall be deemed duly given when delivered personally, when transmitted by facsimile transmission, one day after being deposited with Federal Express or other nationally recognized overnight delivery service, or four days after being mailed by first class mail, charges or postage prepaid, properly addressed, if to the Company, at its principal office, and, if to Executive, at Executive’s address set forth following Executive’s signature below. Either party may change such address from time to time by notice to the other.

9.	Governing Law; Forum; Attorneys’ Fees and Costs. This Agreement shall be governed by and construed and interpreted in accordance with the laws of Utah, without giving effect to any choice of law rules or other conflicting provision or rule that would cause the laws of any jurisdiction to be applied. The parties each submit to the exclusive jurisdiction of the federal courts (or state courts if federal jurisdiction is lacking) located within Salt Lake County. In the event of a lawsuit or other legal proceeding arising out of or related to this Agreement in which Executive prevails (as determined by the deciding court), the Company shall reimburse Executive for Executive’s reasonable attorneys’ fees and costs incurred in connection with such lawsuit or legal proceeding, in addition to any other relief to which Executive may be entitled.

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10.	Amendments; Waivers. This Agreement may not be modified or amended or terminated except by an instrument in writing, signed by Executive and a duly-authorized officer of the Company (other than Executive). By an instrument in writing similarly executed (and not by any other means), either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity. To be effective, any written waiver must specifically refer to the condition(s) or provision(s) of this Agreement being waived.

11.	Inconsistencies. In the event of any inconsistency between any provision of this Agreement and any provision of any Company arrangement, the provisions of this Agreement shall control, unless Executive and the Company otherwise agree in a writing that expressly refers to the provision of this Agreement that is being waived.

12.	Assignment. Except as otherwise specifically provided herein, neither party shall assign or transfer this Agreement nor any rights hereunder without the consent of the other party, and any attempted or purported assignment without such consent shall be void; provided, however, that any assignment or transfer pursuant to a merger or consolidation, or the sale or liquidation of all or substantially all of the business and assets of the Company shall be valid, so long as the assignee or transferee (a) is the successor to all or substantially all of the business and assets of the Company, and (b) assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. Executive’s consent shall be required for any such transaction. This Agreement shall otherwise bind and inure to the benefit of the parties hereto and their respective successors, permitted assigns, assigns, heirs, legatees, devisees, executors, administrators, and legal representatives.

13.	Voluntary Execution; Representations. Executive acknowledges that (a) Executive has consulted with or has had the opportunity to consult with independent counsel of their own choosing concerning this Agreement and has been advised to do so by the Company, and (b) Executive has read and understands this Agreement, is competent and of sound mind to execute this Agreement, is fully aware of the legal effect of this Agreement, and has entered into it freely based on Executive’s own judgment and without duress. Executive represents and warrants that Executive is able to successfully complete any background check and drug screening required by the Company pursuant to its employment policies and that Executive has not engaged in any conduct that would reasonably be expected to result in a failure of such background check or drug screening. The Company represents and warrants that it is fully authorized, by any person or body whose authorization is required, to enter into this Agreement and to perform its obligations hereunder.

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14.	Headings. The headings of the Sections and subsections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

15.	Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

16.	Beneficiaries/References. Executive shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following Executive’s death by giving written notice thereof. In the event of Executive’s death or a judicial determination of Executive’s incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate, or other legal representative.

17.	Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties shall survive any termination of Executive’s employment.

18.	Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction or arbitrator to be invalid, prohibited, or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited, or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

19.	No Mitigation/No Offset. Executive shall be under no obligation to seek other employment or to otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts or benefits due to Executive under this Agreement or otherwise on account of any claim (other than any preexisting debts then due in accordance with their terms) the Company may have against Executive or any remuneration or other benefit earned or received by Executive after such termination.

20.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. Signatures delivered by facsimile or PDF shall be effective for all purposes.

21.	Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior or contemporaneous negotiations, correspondence, understandings, and agreements between the parties, regarding the subject matter of this Agreement.

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SINTX TECHNOLOGIES, INC.

By:
Eric Olson, President & CEO
Dated:

EXECUTIVE

By:
Ryan Elmore
Dated:

Address for Notices: [***]

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APPENDIX A

EXECUTIVE EMPLOYMENT AGREEMENT

EXECUTIVE’S DUTIES AND RESPONSIBILITIES

Executive will have responsibility for R&D, Sales, Marketing and Regulatory Affairs with duties including but not limited to the following:

[***]

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